Exhibit 99.1

PRESS RELEASE

DICK'S Sporting Goods Announces 22 Percent Increase in Quarterly Dividend

PITTSBURGH (February 27, 2019) – The Board of Directors of DICK'S Sporting Goods, Inc. (NYSE: DKS) authorized and declared a quarterly dividend of $0.275 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 29, 2019, to stockholders of record at the close of business on March 15, 2019. This dividend represents an increase of approximately 22 percent over the Company’s previous quarterly per share amount and is equivalent to an annualized rate of $1.10 per share. The Company intends to announce future quarterly dividends in conjunction with its quarterly and year end earnings releases.

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of February 2, 2019, the Company operated 729 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering a comprehensive range of services including technology solutions such as online registration and league management services, and mobile apps for scheduling, communications and live scorekeeping; team gear such as uniforms and equipment, fan wear, and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

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